UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 14, 2006
RARE Hospitality International, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-19924	58-1498312

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
8215 Roswell Rd, Bldg. 600, Atlanta, GA 30350
(Addresses of Principal Executive Offices, including Zip Code)
(770) 399-9595
Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
Effective as of November 14, 2006, RARE Hospitality International, Inc. (the “Company”) entered into a First Amendment to Third Amended and Restated Credit Agreement (the “First Amendment”), amending the terms of the existing Third Amended and Restated Credit Agreement, dated as of July 22, 2005, by and among the Company, Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, and the Lenders named as parties thereto (the “Credit Agreement”). The First Amendment eliminates the requirement for reinvestment of net cash proceeds to be received in connection with the sale of the Bugaboo Creek Steak House concept, permits the incurrence of the convertible senior unsecured notes in an amount up to $125,000,000, increases the allowance for stock redemptions to $200,000,000 and modifies certain other provisions of the Credit Agreement as more specifically set forth therein.
The First Amendment is filed herewith as Exhibit 99.1, and is incorporated herein by reference.
Item 8.01 Other Events.
(1)	On November 15, 2006, the Company announced it had commenced a private offering, subject to market conditions, of $110 million aggregate principal amount of convertible senior notes due 2026, plus an over-allotment option to the initial purchasers for an additional $15 million. The complete text of the announcement is attached hereto as Exhibit 99.2 and incorporated into this Item.

(2)	On November 17, 2006, the Company announced the pricing of a private offering of $110 million aggregate principal amount of its 2.50% convertible senior unsecured notes due 2026. The Company has granted to the initial purchasers of the notes the option to purchase up to an additional $15 million (aggregate principal amount of notes) for a period of 30 days from November 16, 2006, to cover over-allotments. The complete text of the announcement is attached hereto as Exhibit 99.3 and incorporated into this Item.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	First Amendment to Third Amended and Restated Credit Agreement, dated as of November 14, 2006, by and among RARE Hospitality International, Inc., Wachovia Bank, National Association, as Administrative Agent, and the Lenders named as parties thereto.

99.2	Press Release Dated November 15, 2006.

99.3	Press Release Dated November 17, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RARE Hospitality International, Inc.

By:	/s/ W. Douglas Benn

Name: W. Douglas Benn
Title: Chief Financial Officer
Date: November 17, 2006